Exhibit 5.1
May 9, 2006
The Board of Directors
D.R. Horton, Inc.
301 Commerce St., Suite 500
Fort Worth, Texas 76102
     Re: D.R. Horton, Inc. 2006 Stock Incentive Plan
Ladies and Gentlemen:
     I am the Vice President, Corporate & Securities Counsel of D.R. Horton, Inc., a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the registration of 30,695,244 shares of Common Stock of the Company (the “Shares”), which may be issued pursuant to awards under the D.R. Horton, Inc. 2006 Incentive Plan (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based thereon, I am of the opinion that the Shares, when issued in accordance with the Plan and the authorized forms of stock option agreements and other awards under the Plan, will be duly authorized, validly issued, fully paid and non-assessable.
     I am licensed to practice law in the State of Texas, and I express no opinion as to any laws other than those of such jurisdiction and the laws of the United States of America and the present corporate laws of the State of Delaware and the present judicial interpretations thereof.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Act and to the reference to me under the caption “Item 5. Interests of Named Experts and Counsel” in such registration statement.
Very truly yours,
/s/ Thomas Montano
Thomas Montano
Vice President,
Corporate & Securities Counsel